LOCK-UP LETTER AGREEMENT

CREDIT SUISSE SECURITIES (USA) LLC

c/o Credit Suisse Securities (USA) LLC Eleven

Madison Avenue

New York, New York 10010 Ladies

and Gentlemen:

The undersigned understands that you and certain other firms (the “Underwriters”) propose to enter into an Underwriting Agreement dated September 15, 2016 (the “Underwriting Agreement”) providing for the purchase by the Underwriters of shares (the “Stock”) of Common Stock, par value $0.01 per share (the “Common Stock”), of Platform Specialty Products Corporation, a Delaware corporation (the “Company”), and that the Underwriters propose to reoffer the Stock to the public (the “Offering”).

In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Credit Suisse Securities (USA) LLC, on behalf of the Underwriters, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the foregoing for a period commencing on the date hereof and ending on the 60th day after the date of the Prospectus relating to the Offering (such 60-day period, the “Lock-Up Period”).

The foregoing paragraph shall not apply to:

(a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering;

(b) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Stock as a bona fide gift;

(c) in the case of a non-natural person, distributions of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to limited partners, members or stockholders of the undersigned;

(d) in the case of a natural person, transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock by will or intestate succession or to any trust or entity for the direct or indirect benefit of such person or any member of the immediate family of the undersigned;

(e) the entry by the undersigned into a trading plan established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provided that sales under any such plan may not occur during the period in which the restrictions otherwise imposed by this agreement apply; or

(f) in the case of a non-natural person, transfers of shares of Common Stock to any wholly-owned subsidiary of the undersigned (including any corporation, partnership, limited liability company or other entity that is directly or indirectly owned by the undersigned) or to the parent corporation of the undersigned or any wholly-owned subsidiary of such parent corporation;

provided that (i) in the case of any transfer or distribution pursuant to clauses (b), (c), (d) and (f), such transfer shall not involve a disposition for value and each donee, distributee or transferee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) in the case of any transfer or distribution pursuant to clauses (b), (d) and (f), no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Lock-Up Period.

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

It is understood that, if the Company notifies the Underwriters that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Stock, the undersigned will be released from its obligations under this Lock-Up Letter Agreement.

The undersigned understands that the Company and the Underwriters will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

[Signature page follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

By:	Martin E. Franklin
Name: Martin E. Franklin
Title: Chairman of the Board

Dated: September 14, 2016